EXHIBT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-59686, No. 33-80072, No. 33-81690, No. 33-83196, No. 333-872, No. 333-40791, No. 333-67215, No. 333-93571, No.333-51322, No. 333-53876, No. 333-73506, No. 33396791, No. 333-99655, No. 333-101696, No. 333-103764, No. 333-109486, No. 333-119939, No. 333-140773, No. 333-149460, No. 333-177889, No. 333-183074) and Form S-3 (No. 333-149999) of Microchip Technology Incorporated of our report dated April 20, 2012 relating to the financial statements of Standard Microsystems Corporation, which appears in this Current Report on Form 8‑K/A of Microchip Technology Incorporated dated October 18, 2012.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
October 18, 2012